Exhibit 28(h)(8)
AMENDMENT TO
ADMINISTRATION AGREEMENT
          AMENDMENT made as of the 30th day of September, 2010, between PERFORMANCE FUNDS TRUST, a Delaware statutory trust (the “Trust”), and CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to the Administration Agreement dated December 1, 2003, between the Trust and Citi (as previously amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
          WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement to include additional services and fees regarding certain reporting for money market funds;
          NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Trust and Citi hereby agree as follows:
1.	Amendments.
(a)	Section 2 of the Agreement shall be amended by adding the following as Subsection (y) after Subsection (x):

“(y) Money Market Fund Reporting Services.

With respect to each Fund regulated as a money market fund pursuant to Rule 2a-7 under the 1940 Act (each, a “Money Market Fund”), Citi shall:

A. Post the Money Market Fund’s schedules of investments on the Money Market Fund’s website monthly.

B. Prepare and file the Money Market Fund’s portfolio holdings and coordinate the compilation of other data with the Money Market Fund’s investment adviser for monthly filing with the SEC on Form N-MFP.”

(b)	Section 4 of the Agreement shall be amended by adding the following after language concerning Money Market Fund Stress Testing in Subsection (a):

“Money Market Fund Reporting Fees
          For the Money Market Fund Reporting Services described in Section 2(y) of the Agreement, the Trust shall pay $10,000 per Money Market Fund per year (billed monthly). In addition, with respect to any document to be filed with the SEC, the Trust shall be responsible for all expenses associated with causing such document to be converted into a format acceptable to the SEC (currently, XML) prior to filing, as well as all associated filing and other fees and expenses.”

2.	Representations and Warranties.
(a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board, and (iii) that the Board has approved this Amendment.
(b) Citi represents that it has full power and authority to enter into and perform this Amendment.
3.	Miscellaneous.
(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PERFORMANCE FUNDS TRUST
By:	/s/ Teresa F. Thornhill
Name:	Teresa F. Thornhill
Title:	President

CITI FUND SERVICES OHIO. INC.
By:	/s/ Joseph Rezabek
Name:	Joseph Rezabek
Title:	President